Exhibit 99.2
Abercrombie & Fitch
September 2009 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended October 3, 2009.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended October 3, 2009, were $248.2 million, a 10% decrease from net sales of $275.4 million for the five-week period ended October 4, 2008. Total Company direct-to-consumer net merchandise sales were $22.8 million for the five-week period ended October 3, 2009, a 9% increase from sales for the five-week period ended October 4, 2008. September comparable store sales decreased 18%.
By brand, Abercrombie & Fitch comparable store sales were down 14%. Men’s comps were down by a high single digit; women’s comps were down by a high teen. Transactions per average store decreased 6%; average transaction value decreased 8%.

Abercrombie & Fitch
September 2009 Sales Release
Call Script
For abercrombie, comparable store sales were down 18%. Guys comps were down by a high teen; girls comps were down by a high teen. Transactions per average store decreased 8%; average transaction value decreased 7%.
Hollister comparable store sales were down 21%. Dudes comps were down by a high teen; Bettys comps were down by a low twenty. Transactions per average store decreased 2%; average transaction value decreased 11%. The Hollister Friends with Benefits promotion was accretive to likes for the days in which it ran although the effect for the month as a whole was not significant.
RUEHL comparable store sales were down 25%. Men’s comps were down by a low twenty; women’s comps were down by a high twenty. Transactions per average store decreased 29%; average transaction value was flat to last year.
Across all brands, average unit retail decreased 9%.

Abercrombie & Fitch
September 2009 Sales Release
Call Script
From a merchandise classification standpoint across all brands, stronger performing masculine categories included outerwear and woven shirts, while knit tops were weaker. Stronger performing feminine categories included woven shirts, dresses and skirts while knit tops and sweaters were weaker.
Regionally, comparable store sales were down in all US regions and Canada. Comparable store sales continued to be strongly positive in the London flagship store.
The Company will release October sales results on Thursday, November 5, 2009.
Thank You.

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